(Letterhead of Branden T. Burningham, Esq.)

December 1, 2000


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Formula Footwear, Inc., a Utah corporation (the
          "Registrant"), SEC File No. 002-98748-D, to be filed on or about December 5, 2000, covering the registration and issuance of 50,000 shares of common stock to two individual consultants


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                Sincerely yours,

                               /S/ BRANDEN T. BURNINGHAM